Exhibit 99.1

Frontier Airlines Announces Leadership Changes, Including Appointment of Michael

Delehant to Executive Vice President, Chief Operating Officer

DENVER – November 2, 2026—Frontier Airlines, Inc., a subsidiary of Frontier Group Holdings, Inc. (NASDAQ: ULCC), today announced the appointment of Michael Delehant as Executive Vice President, Chief Operating Officer, effective November 30, 2026. The company also announced several other changes to its leadership team.

In his new role, Delehant will oversee all aspects of operations and report to Frontier CEO Jimmy Dempsey.

Delehant brings deep airline leadership experience to the role, most recently serving as Group Managing Director of Wizz Air, where he oversaw the airline’s operational and commercial activities. His experience also includes senior leadership roles at Vueling, a Spanish low-cost carrier, where he most recently served as Chief Strategy and Network Officer, as well as a series of leadership positions at Southwest Airlines.

“Michael brings a wealth of airline experience across diverse commercial and operational disciplines, which will be instrumental as we continue growing our airline and executing against our strategic priorities,” said Dempsey.

Delehant holds a Bachelor of Arts in Psychology from the University of Michigan and an M.B.A. from Southern Methodist University.

The company also announced that James Fenner has been promoted to Senior Vice President and Chief Revenue Officer. His responsibilities include Pricing and Revenue Management, Loyalty and Network Planning. Fenner has served with Frontier for more than 10 years in a variety of leadership roles, most recently as Vice President of Revenue and Loyalty.

“James has been instrumental in driving the company’s revenue performance and helping advance our priorities in a variety of areas,” said Dempsey. “I am confident he will continue to play a critical role in the organization and am grateful for his continued commitment to Frontier.”

Bobby Schroeter will continue with Frontier in a new role as Senior Vice President and Chief Marketing Officer, with responsibility for Brand and Customer Experience.

Both Fenner and Schroeter will report to CEO Jimmy Dempsey.

Trevor Stedke, Senior Vice President, Operations, and Alex Clerc, Senior Vice President, Customers, will be leaving the company, effective November 13, 2026.

“I want to express my sincere gratitude to Trevor and Alex for their dedication and contributions to Frontier,” said Dempsey. “We thank them for their contributions and wish them continued success.”

About Frontier Airlines

Frontier Airlines, Inc. (Nasdaq: ULCC) is a value-focused airline operating one of the youngest and most fuel-efficient fleets in the United States. With a growing network and continued investment in product upgrades, including the introduction of Starlink, the fastest Wi-Fi in the sky, first-class seating and enhanced loyalty benefits, Frontier is giving customers more comfort, flexibility, and rewards while keeping fares low.

Contacts:

Corporate Communications

Jennifer F. de la Cruz

Email: JenniferF.Delacruz@flyfrontier.com

Phone: 720.374.4207

Investor Relations

David Erdman

Email: David.Erdman@flyfrontier.com

Phone: 720.798.5886

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